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                                                                     EX-99.B(13)

                   FLAG INVESTORS EQUITY PARTNERS FUND, INC.

                             SUBSCRIPTION AGREEMENT



          For and in consideration of the mutual agreements herein contained, Brown Advisory & Trust Company ("Brown Advisory") hereby agrees to purchase from Flag Investors Equity Partners Fund, Inc., a Maryland corporation (the "Fund"), and the Fund agrees to sell 9,999 shares of the Fund's Class A common stock, and 1 share of the Fund's Class B common stock, each having a par value $.001 per share, at a price of $10.00 per share (the "Shares"), upon the terms and conditions set forth herein and as part of a public offering pursuant to the terms and conditions of the Fund's Registration Statement on Form N-1A (No. 33-86832), as amended and supplemented, initially filed with the Securities and Exchange Commission on November 30, 1994.

          Brown Advisory agrees to purchase such Shares and to pay the full consideration therefor to the Fund upon demand.

          Brown Advisory hereby confirms to the Fund its representations that it is purchasing such Shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and its agreement that in the event it should dispose of any of such Shares, such transaction will be effected by redeeming such Shares through the Fund.


Dated: January 23, 1995       BROWN ADVISORY & TRUST COMPANY


                              By: /s/ Edward Dunn
                                  -----------------------------------------


                              Title: Vice-President
                                    ---------------------------------------





Subscription Accepted:

FLAG INVESTORS EQUITY PARTNERS FUND, INC.



By: /s/ Brian C. Nelson
    -----------------------------

Title: VP
       --------------------------